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                      April 5, 2024

       Joanne Wendy Kim
       Chief Financial Officer
       BIOVIE INC.
       680 W Nye Lane, Suite 204
       Carson City, NV 89703

                                                        Re: BIOVIE INC.
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2023
                                                            Filed August 16,
2023
                                                            File No. 001-39015

       Dear Joanne Wendy Kim:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences